PARLEX CORPORATION


                           Listing of Subsidiaries
                           -----------------------



      Parlex International Corporation
             Incorporated - St. Thomas, U.S. Virgin Islands
             Organized as a Foreign Sales Corporation
             January 8, 1985

      Parlex Nevada, Inc.(Inactive)
             Incorporated in State of Nevada
                   Date of Incorporation - February 1, 1988

      Parlex (Shanghai) Circuit Co., Ltd.
        Incorporated in Shanghai, China
        Date of Incorporation - May 29, 1995